Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results for Second Quarter 2013; Updates

2013 Guidance

LOS ANGELES, CA (August 8, 2013) – Rentech Nitrogen Partners, L.P. (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, UAN solution and ammonium sulfate, today announced its results for the three and six months ended June 30, 2013, and updated its 2013 guidance.

Commenting on the results for the period, D. Hunt Ramsbottom, CEO of Rentech Nitrogen GP, LLC, stated, “We reported good results this quarter, considering that demand and product prices were softer than forecasted, with unfavorable spring weather and significant offshore urea supplies affecting the entire industry.” Mr. Ramsbottom continued, “We took advantage of market liquidity and demand during the past month and have locked-in nearly all of the East Dubuque Facility’s forecasted deliveries for the year at competitive prices. We’re also seeing a rebound of product margins at the Pasadena Facility, from the lower levels earlier this summer when product prices had dropped faster than input prices embedded in our cost of sales, and we had to absorb lower margins on some higher cost inventories carried over from the delayed spring season.”

Mr. Ramsbottom added, “While commodity prices can fluctuate, as we’ve recently seen, we believe that the nitrogen market remains fundamentally healthy. Factors such as farmer affordability of nitrogen and the expectation that we’ll continue to see strong planted corn acres next year are expected to result in good nitrogen demand. We also continue to receive premium pricing for our two primary products, ammonia and ammonium sulfate. For these reasons, our expansion projects for these two product lines are still expected to generate strong returns once they are on-stream at the end of this year.”

Financial Highlights

Three months ended June 30, 2013

Revenues for the three months ended June 30, 2013 were $104.0 million, compared to $70.6 million for the comparable period in the prior year. Revenues increased due to the contribution of $42.2 million from the facility in Pasadena, Texas (Pasadena Facility), partially offset by a 13% decline in revenues from the facility in East Dubuque, Illinois (East Dubuque Facility). Product deliveries from both facilities were negatively affected by a wet spring season which resulted in a delayed and abbreviated planting season and less nitrogen demand. Results of the quarter were further affected by significant increases in exports of urea from China that negatively impacted urea and other nitrogen prices. Lower urea prices also prompted some late season switching from UAN to urea due to the relative value of the two fertilizers.

During the three months ended June 30, 2013, Rentech Nitrogen generated operating income of $34.0 million, compared to $41.6 million during the comparable period in the prior year. Operating income in the current period was reduced by lower gross profits as well as higher selling, general and administrative (SG&A) expenses and depreciation and amortization expenses attributable to the addition of the Pasadena Facility.

Adjusted EBITDA for the three months ended June 30, 2013 was $38.4 million, compared to $44.9 million in the corresponding period in 2012. Adjusted EBITDA excluding Partnership level expenses totaled $40.9 million for the current period. The East Dubuque Facility and the Pasadena Facility contributed $38.9 million and $2.0 million in EBITDA, respectively, during the three months ended June 30, 2013. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margins for the three months ended June 30, 2013 were 38%, compared to 65% for the same period last year, primarily due to the addition of the Pasadena Facility, which realizes lower gross margins than the East Dubuque Facility, and the effects of allocating fixed costs to lower volumes of delivered products. Gross margins at the East Dubuque Facility were 61% for the current period, compared to 65% for the prior-year period. Gross margins at the Pasadena Facility were 6% for the current period, which reflected inventory write-downs and sales of products that were produced from higher-cost raw materials purchased earlier in the year. During the three months ended June 30, 2013, the Partnership incurred a write-down of ammonium sulfate inventories of approximately $1.8 million for product not shipped due to the reduced application from the prolonged wet weather.

SG&A expenses were $4.9 million for the three months ended June 30, 2013, compared to $3.9 million for the prior-year period. The increase was primarily due to the addition of $1.3 million of SG&A expenses from the Pasadena Facility, partially offset by a 28% decline in expenses at the East Dubuque Facility primarily due to lower unused credit facility fees, legal expenses and other professional fees.

Interest expense was $3.9 million for the three months ended June 30, 2013, compared to $0 for the prior-year period. The increase was attributable to debt incurred for the purchase of the Pasadena Facility and expansion projects at the East Dubuque and Pasadena Facilities.

Rentech Nitrogen realized a non-cash gain of $4.8 million for the three months ended June 30, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of Agrifos. The decrease in fair value was primarily due to lower results and expectations in 2013 caused by a delayed and abbreviated spring application season and higher levels of urea exports from China suppressing prices.

Net income was $28.7 million or $0.74 per basic unit, for the current period. Excluding loss on debt extinguishment of $6.0 million and gain on fair value adjustment to earn-out consideration of $4.8 million, net income allocated to common unit holders for the current period was $29.8 million or $0.77 per basic unit. This compares to net income of $41.2 million or $1.08 per basic unit for the same period last year.

Six months ended June 30, 2013

Revenues for the six months ended June 30, 2013 were $163.5 million, compared to $109.1 million for the comparable period in the prior year. Revenues increased due to the contribution of $67.3 million of revenues from the Pasadena Facility, partially offset by a 12% decline in revenues from the East Dubuque Facility. Product deliveries from both facilities were negatively affected by a wet spring which resulted in a delayed and abbreviated planting season and less nitrogen demand. Results of the quarter were further affected by significant increases in exports of urea from China that negatively impacted urea and other nitrogen prices. Lower urea prices also prompted some late season switching from UAN to urea due to the relative value of the two fertilizers.

During the six months ended June 30, 2013, Rentech Nitrogen generated operating income of $51.1 million compared to $61.1 million during the comparable period in the prior year. Operating income in the current period was reduced by lower gross profits as well as higher SG&A expenses and depreciation and amortization expenses attributable to the addition of the Pasadena Facility.

Adjusted EBITDA for the six months ended June 30, 2013 was $59.1 million, compared to $66.8 million in the corresponding period in 2012. Adjusted EBITDA excluding Partnership level expenses, totaled $63.7 million for the current period. The East Dubuque Facility and the Pasadena Facility contributed $58.5 million and $5.2 million in Adjusted EBITDA, respectively, during the six months ended June 30, 2013. Further explanation of Adjusted EBITDA, a non-GAAP financial measure, has been included below in this press release.

Gross margins for the six months ended June 30, 2013 were 38%, compared to 63% for the same period last year, primarily due to the addition of the Pasadena Facility, which realizes lower gross margins than does the East Dubuque Facility, and the effects of allocating fixed costs to lower volumes of delivered products. Gross margins at the East Dubuque Facility were 58% for the current period, compared to 63% for the prior-year period. Gross margins at the Pasadena Facility were 9% for the current period, which reflected certain inventory write-downs and sales of products that were produced from higher-cost raw materials. During the six months ended June 30, 2013, the Partnership incurred write-downs of sulfur and sulfuric acid inventory of approximately $0.5 million and ammonium sulfate inventories of approximately $1.8 million.

SG&A expenses were $9.6 million for the six months ended June 30, 2013, compared to $6.5 million for the prior-year period. The increase was primarily due to the addition of $2.6 million of SG&A expenses and an increase in Partnership level expenses to support the Pasadena Facility, partially offset by a 13% decline in expenses at the East Dubuque Facility primarily due to lower unused credit facility fees, legal expenses and other professional fees.

Interest expense was $5.7 million for the six months ended June 30, 2013, compared to $0.1 million for the prior-year period. The increase was attributable to debt incurred for the purchase of the Pasadena Facility and expansion projects at the East Dubuque and Pasadena Facilities.

Rentech Nitrogen realized a non-cash gain of $4.6 million for the six months ended June 30, 2013 as a result of a decrease in the potential earn-out consideration related to the acquisition of Agrifos. The decrease in fair value was primarily due to lower results and expectations in 2013 caused by a delayed and abbreviated spring application season and higher levels of urea exports from China suppressing prices.

Net income was $43.7 million or $1.12 per basic unit, for the current period. Excluding loss on debt extinguishment of $6.0 million and the gain on fair value adjustment to earn-out consideration of $4.6 million, net income allocated to common unit holders for the current period was $44.9 million or $1.16 per basic unit. This compares to net income of $60.6 million or $1.58 per basic unit for the same period last year.

Outlook

The Partnership believes the outlook for nitrogen remains fundamentally healthy. Nitrogen fertilizer must be applied annually and given the forecasted pricing ranges of corn and nitrogen, the Partnership believes that farmers will continue to be incentivized to plant corn and apply nitrogen to maximize yields. Despite high anticipated ending corn inventories, forecasters continue to expect that 90-plus million acres of corn will be planted across the nation in the coming years, which should support good nitrogen demand.

Even with positive expectations for nitrogen fertilizer demand, the market has been experiencing price weakness. Significant offshore urea offered at aggressive prices has been driving down nitrogen prices across the board. Higher than anticipated producer inventory levels of nitrogen fertilizer due to lower demand during the excessively wet spring is placing additional pressure on nitrogen prices.

As a result of this pricing environment and similar to industry trends, Rentech Nitrogen has updated its guidance for cash available for distribution to a range of $2.05 to $2.20 per common unit for the twelve months ending December 31, 2013. The 2013 guidance includes the impact of two previously announced scheduled outages at its facilities during 2013, and the impact of lost revenue in 2013 due to the unscheduled outage at the East Dubuque Facility in December 2012. The Partnership has included an updated calculation of forecasted cash available for distribution below in this press release.

Rentech Nitrogen has locked-in most of the East Dubuque Facility’s forecasted deliveries for the year. The facility has locked-in or delivered 100% of forecasted UAN deliveries for 2013 at an average price of $293 per ton. The facility has locked-in or delivered 79% of forecasted ammonia deliveries for 2013 at an average price of $655 per ton. The midpoint of the new guidance assumes that the ammonia deliveries this year that are yet to be priced will average near $550 per ton, which is slightly above the current spot posted mid-Corn Belt price for ammonia of $545 per ton and below posted fall prices of $575 per ton. The facility has locked-in or consumed 83% of forecasted natural gas for 2013 in cost of sales at an average price of $4.17 per MMBtu, including transportation costs. The midpoint of the guidance assumes costs of $4.21 for natural gas not yet locked-in, including an average of $0.40 per MMBtu of transportation costs, which is currently above the forward NYMEX strip for this year when transportation costs are added.

For the Pasadena Facility, the midpoint of Rentech Nitrogen’s guidance assumes that weighted average domestic and international ammonium sulfate prices for remaining tons will average $242 per ton, which is consistent with prices at which current business has been booked. Ammonia purchase costs for the Pasadena Facility are derived from a formula that includes the trailing one-month Tampa index. The midpoint of the guidance assumes that Tampa-based ammonia prices will average $470 per metric ton, which is consistent with the current Tampa ammonia price. The midpoint of the guidance also assumes that sulfur prices, which have declined rapidly and significantly in recent weeks due to abundant offshore production, are expected to stay near current levels of $95 per long ton. Based on the product margins implied by these price levels for ammonium sulfate and its raw materials, the Pasadena Facility would have an annualized EBITDA run-rate of greater than $20 million, although the carryover inventory produced with higher-cost raw materials earlier this year will cause 2013 EBITDA to be well below that level.

The Partnership provided guidance for the following additional key operating metrics, and progress against its 2013 guidance:

Locked-in or Delivered
East Dubuque Facility
Deliveries[1]
Ammonia
Tons	101,000 or 79%
Average Price	$655
UAN
Tons	289,000 or 100%
Average Price	$293
Natural Gas in Cost of Sales[2]
(million MMBtus)	8.6 or 83%
Average Cost Per million MMBtus
(including transportation costs)	$4.17
Pasadena Facility
Deliveries
Ammonium Sulfate
Tons[1]	328,000 or 62%
Average Price[3]	$299
Sulfuric Acid[2]
Tons	80,000 or 45%
Average Price	$99
Ammonium Thiosulfate[2]
Tons	40,000 or 62%
Average Price	$191

[1]	Through July 31, 2013.
[2]	Through June 30, 2013.
[3]	Average pricing for 168,000 tons. Although pricing is firm, transportation costs and therefore netbacks for 160,000 tons are to be determined.

Second Quarter Cash Distribution

On July 24, 2013, Rentech Nitrogen declared its second quarter 2013 cash distribution of $0.85 per unit, payable on August 14, 2013 to unit holders of record as of August 7, 2013. The calculation of cash available for distribution has been included below in this press release.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, August 8, 2013 at 1:30 p.m. PDT, during which senior management will review the Partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-390-3983 or 862-255-5354. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 5:30 p.m. PDT on August 8 through 5:30 p.m. PDT on August 18. The replay teleconference will be available by dialing 888-539-4649 or 908-379-8864 and the audience passcode 93570#.

Note: The financial statements and key operating metrics below include results of the Pasadena Facility only for the three and six months ended June 30, 2013, as the closing of the acquisition of Agrifos LLC, occurred on November 1, 2012.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Income

(Stated in Thousands, Except per Unit Data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Total Revenues	$103,956	$70,643	$163,520	$109,116
Cost of Sales	64,108	24,997	100,953	40,898

Gross Profit	39,848	45,646	62,567	68,218
Selling, general and administrative expense	4,901	3,884	9,642	6,474
Depreciation	908	83	1,856	636
Other	(7)	75	8	47

Operating Expenses	5,802	4,042	11,506	7,157

Operating Income	34,046	41,604	51,061	61,061
Other Income (Expense), Net
Interest expense	(3,926)	(42)	(5,729)	(142)
Loss on debt extinguishment	(6,001)	—	(6,001)	—
Gain on FV adjustments to earn-out contingent consideration	4,823	—	4,611	—
Other expense, net	(96)	(334)	(7)	(318)

Total Other Expenses, Net	(5,200)	(376)	(7,126)	(460)

Income Before Income Taxes	28,846	41,228	43,935	60,601
Income tax expense	125	—	205	—

Net Income	$28,721	$41,228	$43,730	$60,601

Net Income per Common Unit - Basic	$0.74	$1.08	$1.12	$1.58
Net Income per Common Unit - Diluted	$0.74	$1.08	$1.12	$1.58
Weighted-Average Units:
Basic	38,842	38,253	38,840	38,251

Diluted	38,899	38,279	38,910	38,272

Rentech Nitrogen Partners, L.P.

Statements of Income by Business Segment

(Stated in Thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
East Dubuque Facility	$61,717	$70,643	$96,266	$109,116
Pasadena Facility	42,239	—	67,254	—

Total Revenues	$103,956	$70,643	$163,520	$109,116
Gross Profit
East Dubuque Facility	$37,493	$45,646	$56,239	$68,218
Pasadena Facility	2,355	—	6,328	—

Total Gross Profit	$39,848	$45,646	$62,567	$68,218
Selling, General and Administrative Expenses
East Dubuque Facility	$1,097	$1,530	$2,442	$2,819
Pasadena Facility	1,342	—	2,584	—

Total Selling, General and Administrative Expenses	$2,439	$1,530	$5,026	$2,819
Depreciation and Amortization
East Dubuque Facility	$33	$83	$106	$636
Pasadena Facility	875	—	1,750	—

Total Depreciation and Amortization Recorded in Operating Expenses	$908	$83	$1,856	$636
Other Operating Expenses (Income)
East Dubuque Facility	$(7)	$75	$8	$47
Pasadena Facility	—	—	—	—

Total Other Operating (Income) Expenses	$(7)	$75	$8	$47
Operating Income
East Dubuque Facility	$36,370	$43,958	$53,683	$64,716
Pasadena Facility	138	—	1,994	—

Total Operating Income	$36,508	$43,958	$55,677	$64,716
Interest Expense
East Dubuque Facility	$—	$42	$—	$142
Pasadena Facility	3	—	6	—

Total Interest Expense	$3	$42	$6	$142
Net Income
East Dubuque Facility	$36,044	$43,930	$53,314	$64,604
Pasadena Facility	34	—	1,850	—

Total Net Income	$36,078	$43,930	$55,164	$64,604

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of Segment Net income to Consolidated Net Income
Segment Net Income	$36,078	$43,930	$55,164	$64,604
Partnership and Unallocated Expenses Recorded as Selling, General, and Administrative Expense	(2,462)	(2,354)	(4,616)	(3,655)
Partnership and Unallocated Income (Expenses) Recorded as Other Expenses, Net	(1,178)	232	(1,390)	232
Unallocated Interest Expense and Loss on Interest Rate Swaps	(4,019)	(580)	(5,730)	(580)
Income Tax Benefit	302	—	302	—

Consolidated Net income	$28,721	$41,228	$43,730	$60,601

Rentech Nitrogen Partners, L.P.

Balance Sheet Data

(Stated in Thousands)

	As of June 30, 2013	As of December 31, 2012
	(unaudited)
Cash and Cash Equivalents	$112,764	$55,799
Working Capital	121,345	23,218
Construction in Progress	87,075	61,147
Total Assets	489,722	376,645
Credit Facilities and Term Loan	—	193,290
Notes	320,000	—
Total Long-Term Liabilities	323,197	192,961
Total Partners’ Capital	105,549	109,404

Key Operating Statistics:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	76	77	150	155
Ammonia Available for Sale (included in line above)	35	37	69	75
UAN	73	78	150	161
Other Products (excludes CO2)	78	76	153	152
Pasadena Facility:
Ammonium Sulfate	124	—	251	—
Sulfuric Acid	122	—	254	—
Ammonium Thiosulfate	15	—	31	—
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	41	40	52	70
UAN	59	92	120	126
Other Products (excludes CO2)	20	13	35	26
Pasadena Facility:
Ammonium Sulfate	114	—	168	—
Sulfuric Acid	39	—	80	—
Ammonium Thiosulfate	25	—	40	—
Average Price per Delivered Ton
East Dubuque Facility:
Ammonia	$741	$695	$740	$686
UAN	$360	$378	$330	$365
Pasadena Facility:
Ammonium Sulfate	$289	—	$299	—
Sulfuric Acid	$99	—	$99	—
Ammonium Thiosulfate	$187	—	$191	—
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Million MMBtus)	2.7	2.8	5.5	5.6
Average Natural Gas Cost per MMBtu, including transportation cost	$4.36	$3.12	$4.17	$3.67
Natural Gas Cost in Cost of Sales
(Million MMBtus)	2.8	3.0	4.4	4.9
Average Natural Gas Cost per MMBtu, including transportation cost	$4.12	$3.64	$4.06	$3.95

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (Thousand Tons)	34	—	68	—
Ammonia in Cost of Sales (Thousand Tons)	32	—	48	—
Sulfur
Sulfur Used in Production (Thousand Tons)	44	—	92	—
Sulfur in Cost of Sales (Thousand Tons)	48	—	78	—
On-Stream Rates[1]:
East Dubuque Facility:
Ammonia	100.0%	100.0%	100.0%	100.0%
UAN	97.8%	100.0%	99.1%	100.0%
Pasadena Facility:
Ammonium Sulfate	83.8%	—	82.9%	—
Sulfuric Acid	95.5%	—	97.4%	—

[1]	The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, loss on interest rate swaps, income tax expense and depreciation and amortization, net of gain in fair value adjustment to earn-out consideration. We calculate cash available for distribution as used in this table as Adjusted EBITDA plus non-cash compensation expense and distribution of cash reserves, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and other debt service. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA and cash available for distribution should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles net income attributable to Rentech Nitrogen excluding loss on debt extinguishment and gain on fair value adjustment to earn-out contingent consideration to net income for the three and six months ended June 30, 2013 (stated in thousands, except per share data).

	For the Three Months Ended June 30, 2013	For the Six Months Ended June 30, 2013
Net Income	$28,721	$43,730
Less: Income Allocated to Unvested Units	115	194

Net Income Allocated to Common Unit Holders	$28,606	$43,536

Loss on Debt Extinguishment	6,001	6,001

Gain on Fair Value Adjustment to Earn-Out Contingent Consideration	(4,823)	(4,611)

Net Income Allocated to Common Unit Holders Excluding Loss on Debt Extinguishment and Gain on Fair Value Adjustment to Earn-Out Contingent Consideration	$29,784	$44,926

Net Income per Unit Allocated to Common Unit Holders	$0.74	$1.12
Loss Per Unit on Debt Extinguishment	0.15	0.16
Gain per Unit on Fair Value Adjustment to Earn-Out Contingent Consideration	(0.12)	(0.12)

Net Income per Unit Allocated to Common Unit Holders Excluding Loss on Debt Extinguishment and Gain on Fair Value Adjustment to Earn-Out Consideration	$0.77	$1.16

Weighted-Average Common Units Outstanding	38,842	38,840

The table below reconciles consolidated Adjusted EBITDA and cash available for distribution to net income for the three months ended June 30, 2013 (stated in thousands, except per unit data).

	For the Three Months Ended June 30, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$36,044	$34	$(7,357)	$28,721
Plus: Net Interest Expense	—	3	3,923	3,926
Plus: Loss on Debt Extinguishment	—	—	6,001	6,001
Less: Gain on Fair Value Adjustment to Earn-Out Consideration	—	—	(4,823)	(4,823)
Plus: Loss on Interest Rate Swaps	—	—	96	96
Plus: Income Tax Expense	326	101	(302)	125
Plus: Depreciation and Amortization	2,483	1,905	—	4,388
Plus: Other	—	—	—	—

Adjusted EBITDA	$38,853	$2,043	$(2,462)	$38,434
Plus: Non-Cash Compensation Expense	—	—	523	523
Less: Maintenance Capital Expenditures[1]	(1,912)	—	—	(1,912)
Less: Net Interest Expense and Other Debt Service	—	(3)	(5,860)	(5,863)
Plus: Distribution of Cash Reserves for Working Capital	—	—	1,839	1,839

Cash Available for Distribution	$36,941	$2,040	$(5,960)	$33,021

Cash Available for Distribution, per Unit	$0.95	$0.05	$(0.15)	$0.85

Common Units Outstanding	38,849	38,849	38,849	38,849

[1]	Excludes $1.6 million of maintenance capital expenditures at the Pasadena Facility funded by debt.

The table below reconciles consolidated Adjusted EBITDA to net income for the six months ended June 30, 2013 (stated in thousands).

	For the Six Months Ended June 30, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$53,314	$1,850	$(11,434)	$43,730
Plus: Net Interest Expense	—	6	5,723	5,729
Plus: Loss on Debt Extinguishment	—	—	6,001	6,001
Less: Gain on Fair Value Adjustment to Earn-Out Consideration	—	—	(4,611)	(4,611)
Plus: Loss on Interest Rate Swaps	—	—	7	7
Plus: Income Tax Expense	369	138	(302)	205
Plus: Depreciation and Amortization	4,788	3,207	—	7,995

Adjusted EBITDA	$58,471	$5,201	$(4,616)	$59,056

The table below reconciles EBITDA to net income for the three and six months ended June 30, 2012 (stated in thousands).

	Three Months Ended June 30, 2012	Six Months Ended June 30, 2012
Net income	$41,228	$60,601
Plus:
Net Interest Expense	28	112
Depreciation and Amortization	3,312	5,777
Loss on Interest Rate Swaps	580	580
Other	(232)	(232)

EBITDA	$44,916	$66,838

The table below reconciles forecasted EBITDA and cash available for distribution to forecasted net income for the twelve months ending December 31, 2013, for the upper and lower ends of the range of cash distributions contained in the Partnership’s updated guidance for 2013 (stated in thousands, except per unit data).

	Forecasted For the Twelve Months Ending December 31, 2013
(Stated in thousands, except per unit data)
Net Income	$67,000	—	$73,600
Plus: Net Interest Expense	16,300	—	16,300
Plus: Loss on Debt Extinguishment	6,000	—	6,000
Less: Gain on Fair Value Adjustment to Earn-Out Consideration	(4,600)	—	(4,600)
Plus: Income Tax Expense	300	—	300
Plus: Depreciation and Amortization	16,900	—	16,900

EBITDA	$101,900	—	$108,500
Plus: Non-Cash Compensation Expense	2,200	—	2,200
Less: Maintenance Capital Expenditures[1]	(10,200)	—	(10,200)
Less: Net Interest Expense and Other Debt Service	(20,100)	—	(20,100)
Plus: Distribution of Cash Reserves for Working Capital	5,700	—	4,900

Cash Available for Distribution	$79,500	—	$85,300

Cash Available for Distribution, per Unit	$2.05	—	$2.20

Common Units Outstanding	38,846	—	38,846

[1]	Excludes $15.8 million of maintenance capital expenditures at the Pasadena Facility funded by debt.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque Facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena Facility is located in Pasadena, Texas, along the Houston Ship Channel, and uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasted EBITDA and cash available for distribution for the twelve months ending December 31, 2013; the outlook for our nitrogen fertilizer businesses; and the timing of our expansion projects and growth opportunities for the facilities. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net